Exhibit 99.1

Contact:

Christopher Keenan or Jay Carlson

Peregrine Pharmaceuticals, Inc.

(800) 987-8256

info@peregrineinc.com

peregrine pharmaceuticals SECURES $30 Million loan facility

Tustin, CA August 30, 2012 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM) today announced that it has secured a $30 million term loan from Oxford Finance, which was the lead lender, MidCap Financial, and Silicon Valley Bank. Under the loan facility, the company received initial funding of $15 million and has an option to receive an additional $15 million.

"This loan facility strengthens our balance sheet as we approach near-term clinical milestones and continue our ongoing partnering discussions,” said Paul J. Lytle, chief financial officer of Peregrine. “With the potential $30 million in total funding, we will have sufficient capital to fund our operations for at least the next 12-months as we advance our lead program toward Phase III development. Leveraging the proof-of-concept data in our lead bavituximab indication in second-line non-small cell lung cancer and our growing contract manufacturing business, this facility accomplished the near-term financing goal we announced in mid-July. We appreciate the support of our lender group, their flexibility in structuring a two-tranched loan, and their confidence in the bavituximab program.”

“Peregrine has been an innovator and leader in the development of PS-targeting monoclonal antibodies for the treatment of cancer,” said Christopher A. Herr, managing director for Oxford Finance. “Oxford is pleased to provide capital to Peregrine, and is confident that the company’s experienced management team and robust pipeline will ensure its continued success.”

The loan agreement provides for monthly interest only payments through March 2013, or upon our satisfaction of certain conditions enabling us to draw upon the second tranche, through September 2013, and thereafter Peregrine will repay the principal and interest on a monthly basis through the maturity date of September 2015 (or March 2016 if tranche two is funded). The interest rate for borrowings under the loan facility will be fixed upon drawdown at a rate per annum equal to the greater of (i) 7.95% or (ii) the sum of (a) 7.5% and (b) the three month LIBOR rate. The loan is secured by a first priority security interest in all of the company's assets, other than its intellectual property and its rights under license agreements granting it rights to intellectual property. Pursuant to the loan facility, we are to issue to the lenders six-year warrants to purchase shares of the company's common stock equal to 4.50% of the amount funded at a price per share equal to the lower of the 10-day average share price prior to the applicable funding date or the price per share on the day prior to such funding date. In connection with the initial funding, the Company issued warrants to purchase an aggregate of 273,280 shares of common stock at an exercise price of $2.47.

About Peregrine Pharmaceuticals

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing multiple clinical programs in oncology with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

About Oxford Finance LLC
Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $1.5 billion in loans, with lines of credit ranging from $500 thousand to $50 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California, Massachusetts, Illinois and North Carolina. For more information visit www.oxfordfinance.com.

About MidCap Financial, LLC

MidCap Financial is a commercial finance company focused on middle market lending in the broad national healthcare industry. MidCap specializes in $5 million to $200 million loans. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles, and focuses in four areas:

•	Asset-Based working capital loans to healthcare providers collateralized by third-party accounts receivable and other assets;
•	Leveraged loans to healthcare companies backed by private equity sponsors;
•	Life Sciences loans to VC-backed and public pharmaceutical, biotech, and medical device companies;
•	Real Estate loans to skilled nursing facilities, senior housing properties, and medical office buildings

Additional information about MidCap Financial can be found at www.midcapfinancial.com

About Silicon Valley Bank
Silicon Valley Bank is the premier bank for technology, life science, cleantech, venture capital, private equity and premium wine businesses. SVB provides industry knowledge and connections, financing, treasury management, corporate investment and international banking services to its clients worldwide through 27 U.S. offices and seven international operations. (Nasdaq: SIVB) www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may not satisfy the conditions necessary to gain access to the second tranche under the loan facility. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the fiscal year ended April 30, 2012. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.